UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2005

Dot Hill Systems Corp.

(Exact name of registrant as specified in its charter)

Delaware	1-13317	13-3460176
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6305 El Camino Real, Carlsbad, California		92009
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (760) 931-5500

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On April 5, 2005, we amended our Manufacturing Agreement, dated May 20, 2002, with Solectron Corporation.  The amendment provides for a change to the payment terms between Solectron and us.  The actual payment due date for a given validly submitted invoice is based on the delivery date of the product in relationship to an established reconciliation date.  Under the new terms, the due date for a given payment can range from one day to approximately ninety days.  We expect that the average payment term between Solectron and us will closely resemble the payment terms we have established with our largest customers.

In order to facilitate fulfillment of our supply plan in a balanced and consistent manner during the course of each calendar quarter, we have agreed to fund the purchase of raw material components to cover the difference between the aggregate manufacturing cost of the then current quarter’s established amount of finished goods manufactured by Solectron based on our supply plan for such then current quarter, and the aggregate manufacturing cost of the actual finished goods that we have purchased from Solectron.  The impact of this contractual provision is expected to result in cash payments to Solectron during the first and second month of our calendar quarter with such amounts paid back to us prior to the end of the third month of our calendar quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOT HILL SYSTEMS CORP.

	By:	/s/ Preston Romm
Preston Romm Chief Financial Officer, Vice President, Finance, Secretary and Treasurer

Date: April 12, 2005